Exhibit 5.14

[Greenberg Traurig Letterhead]

March 28, 2011

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Ladies and Gentlemen:

We have acted as special Virginia counsel to those entities listed on Schedule A attached hereto and made a part hereof (each, a “Guarantor”, and collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantors and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Guarantors and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes.  The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an Indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantors) and Wilmington Trust FSB, as trustee (the “Trustee”).  The Company will offer the Exchange Notes and the Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.

We have examined the Registration Statement and the Indenture, which Indenture has been filed with the Commission as an exhibit to the Registration Statement.  We have also reviewed the organizational documents of each Guarantor listed on Schedule A (the “Organizational Documents”) and certain resolutions and consents provided to us by the Guarantors.  As to questions of fact material to our opinions, we have relied upon and assumed the correctness of certificates by public officials and resolutions and statements by representatives of the Guarantors and the factual representations and warranties set forth in the Transaction Documents, all without investigation.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We have assumed that the Exchange Notes and the Indenture are the Company’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the guarantors named therein (excluding the Guarantors) and the Trustee.

References in this opinion letter to the “State” means the Commonwealth of Virginia.  We express no opinion with respect to any law other than the law of the State.

All statements made “to our knowledge” are made solely to the current actual knowledge of the attorneys of this firm who are directly involved with this project, and without any inquiry or investigation.

Based on the foregoing, and subject to the qualifications, assumptions and exceptions herein contained, we are of the opinion that:

1.                                       Each of the Guarantors is a corporation validly existing and in good standing under the laws of the State.

2.                                       Each Guarantor has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

3.                                       Each of the Guarantors has duly authorized, executed and delivered the Indenture.

4.                                       Each Guarantor’s Guarantee has been duly authorized by such Guarantor, and duly executed and issued by such Guarantor’s execution of the Indenture.

5.                                       The execution and delivery by each Guarantor of the Indenture and the consummation of the transaction contemplated thereby does not (a) conflict with or violate any provision of such Guarantor’s Organizational Documents, (b) conflict with or violate any State law, rule, or regulation applicable to such Guarantor, or (c) to our knowledge, conflict with any order identified to us by such Guarantor and issued by any court or governmental agency or body and binding on such Guarantor.

The opinions set forth in this letter are further subject to the following assumptions, qualifications and limitations:

(i)                                     We have assumed that the executed documents listed in the first paragraph of this letter (the “Transaction Documents”) contain the entire agreement of the parties with respect to the Exchange Notes and that there are no other oral or written agreements between the parties that would modify those Transaction Documents.

(ii)                                  Our opinions in paragraph 1 above are based solely on good standing certificates of the Guarantors issued by the State and attached hereto and the assumption that nothing has occurred to terminate the good standing certificate since the date thereof.

(iii)                               This opinion letter is rendered as of the effective date set forth above, and we express no opinion regarding, nor do we undertake to advise you of, any change in circumstances or events which may occur after that date.  This opinion letter expresses our legal opinions based on our professional judgment at this time.  It is not, however, to be construed as a guaranty.

(iv)                              This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.  In particular, we have rendered no opinion herein with respect to any: (a) federal or state tax laws or regulations; (b) ordinance or regulation requiring any zoning, planning, building, occupancy or other similar approval or permit or any other ordinance or regulation of any county, municipality, township or other political subdivision of the State; (c) Federal Reserve Board margin regulations; (d) pension and employee benefit laws and regulations; (e) federal or state antitrust or unfair competition laws and regulations; (f) federal or state laws or regulations concerning filing or notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio); (g) compliance with fiduciary duty requirements; (h) federal or state environmental laws or regulations; (i) federal or state securities or blue sky disclosure laws or regulations; (j) federal or state racketeering laws or regulations (e.g., RICO); (k) federal or state health and safety laws or regulations (e.g., OSHA); (l) federal or state labor laws or regulations; (m) federal or state laws, regulations and policies concerning national emergency, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws; (n) other federal or state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (p) state usury laws; or (q) local laws, regulations or ordinances.  We have further assumed the compliance of the Transaction Documents and with all federal and state securities laws.

(v)                                 We have been retained to act as special Virginia counsel to the Guarantors in connection with the Loan.  We are not general counsel to the Guarantors and are not generally informed as to their business affairs.  To the extent our opinions relate to any State law, rule, regulation, or requirement of law, such opinions are limited to those State laws, rules, regulations, and requirements of law that are of general application and that, in our experience, are likely to have application to transactions of the nature herein referenced (and not to laws, rules, regulations and requirements of law that might be implicated by specific business activities of the Guarantors).

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very Truly Yours,

/s/Greenberg Traurig, LLP

Greenberg Traurig, LLP

SCHEDULE A

Guarantors

Guarantors	Organizational Documents
GREENBRIER COUNTRY CLUB, INC., a Virginia corporation	Amended and Restated Articles of Incorporation accepted for filing with the State Corporation Commission of Virginia on November 16, 2010 Amended and Restated By-laws
TOWER CITY CLUB OF VIRGINIA, INC., a Virginia corporation	Amended and Restated Articles of Incorporation accepted for filing with the State Corporation Commission of Virginia on November 16, 2010 Amended and Restated Bylaws
TOWN POINT CLUB, INC., a Virginia corporation	Amended and Restated Articles of Incorporation accepted for filing with the State Corporation Commission of Virginia on November 16, 2010 Amended and Restated By-laws
RIVER CREEK COUNTRY CLUB, INC., a Virginia corporation	Amended and Restated Articles of Incorporation accepted for filing with the State Corporation Commission of Virginia on November 16, 2010 Amended and Restated By-laws
STONEHENGE CLUB, INC., a Virginia corporation	Amended and Restated Articles of Incorporation accepted for filing with the State Corporation Commission of Virginia on November 16, 2010 Amended and Restated By-laws
OPERATIONS COMPANY FOR HOMESTEAD, INC., a Virginia corporation	Amended and Restated Articles of Incorporation accepted for filing with the State Corporation Commission of Virginia on November 16, 2010 Amended and Restated By-laws